FOR IMMEDIATE RELEASE                                 FOR MORE INFORMATION
March 29, 2007                               Contact: Mark Knox, re: N-975
                                                                630 388-2529
                                                                        Media Contact: Annette Martinez
                                                                        630 388-2781

UNITED STATES SECURITIES AND EXCHANGE COMMISSION APPROVES NICOR SETTLEMENT

Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that it has reached a settlement agreement with the United States Securities and Exchange Commission ("SEC") resolving charges filed today against the company in connection with the SEC's investigation of the results of the company.  The company had announced in 2002 that the SEC had begun a formal investigation in connection with the accounting for natural gas costs pursuant to the Performance-Based Rate plan, which was in effect from 2000 to 2002 at Nicor Gas Company, the company's gas distribution subsidiary.

Under the settlement, Nicor has agreed, without admitting or denying any wrongdoing, not to violate in the future provisions of the United States securities laws.  The settlement also requires the company to pay disgorgement of one dollar and a penalty of $10 million, a portion of which may be designated for use for a Fair Fund, as authorized under the Sarbanes-Oxley Act.  As previously announced, Nicor recorded a charge of $10 million to its 2006 second quarter earnings in connection with the penalty to be paid to the SEC.
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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and an SEC inquiry, and undue reliance should not be placed on such statements.
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Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.